Exhibit 99.1

Destination XL Group, Inc. Appoints Retail Veteran

Carmen R. Bauza to Board of Directors

CANTON, MA., December 20, 2021– Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men’s clothing and shoes, announced today that on Friday, December 17th, it appointed Carmen R. Bauza, 59, to the Company’s Board of Directors. She will serve as a director until the Company’s next annual meeting of stockholders, at which time she will stand for re-election. With her appointment, the size of the Company’s Board of Directors is seven members. Ms. Bauza is currently on the board of managers for privately-owned retailer Claire’s Stores Inc.

“We are excited to welcome Carmen to the board,” said President and CEO Harvey S. Kanter. “She will bring her expertise gathered over 30 years in retail focused on growth opportunities at Walmart, HSN and Fanatics. Carmen’s extensive retail experience will help us as we continue to serve the Big + Tall man wherever he wants to shop: on DXL.com, the App or in one of our stores nationwide.”

Ms. Bauza was born in Ponce, Puerto Rico, and graduated from Seton Hill University, a private university in Pennsylvania, with a Bachelor of Science degree in fashion merchandising. In addition to the companies referenced above, earlier in her career, Ms. Bauza also held positions at Disney and Five Below. She has also served on several boards, including Walmart de Mexico, S.A.B. de C.V (WMMVY), a $30B division of Walmart, Inc. Ms. Bauza has received numerous prestigious awards, including Latina Executive of the Year from Latina Style magazine; Top Women in Chain Pharmacy, from Drug Store News; Abriendo Puertas para Mujeres (Opening Doors for Women) Award from the Committee of Hispanic Children and Families of NYC; and Most Influential Woman of the Year from Mass Market Retailer.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores throughout the United States as well as Toronto, Canada, Casual Male XL retail and outlet stores in the United States, and an e-commerce website, DXL.com, which offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.